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                                                                     EXHIBIT 5.1

                             [ICE MILLER LETTERHEAD]

July 19, 2001


Board of Directors
Galyan's Trading Company, Inc.
2437 East Main Street
Plainfield, Indiana 46168

Ladies and Gentlemen:

         We have acted as counsel to Galyan's Trading Company, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), 2,363,977 shares (subject to adjustment upon the occurrence of certain events set forth in the Plans (as defined herein)) of the Company's authorized but unissued Common Stock (the "Stock") to be issued pursuant to the Galyan's Trading Company, Inc. 1999 Stock Option Plan or the Galyan's Trading Company, Inc. 1999 Stock Subscription Plan (collectively, the "Plans").

         In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including without limitation pertinent resolutions of the Board of Directors and shareholders of the Company relating to the adoption and approval of the Plans (the "Resolutions") and copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company and all amendments thereto. We have also relied, without investigation as to the accuracy thereof, on oral and written communications from public officials and officers of the Company.

         For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies;
(ii) that the Resolutions will not be amended, altered or superseded prior to the issuance of the Shares; and (iii) that no changes will occur in the applicable law or the pertinent facts prior to the issuance of the Shares.

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         Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are validly authorized and, when the Shares have been delivered against payment therefor as contemplated by and in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.

                                                     Very truly yours,



                                                     /s/ Ice Miller